SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-A/A

(Amendment No. 1)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12 (b) OR (g) OF THE

SECURITIES EXCHANGE ACT OF 1934

Hebron Technology Co., Ltd.

(Exact Name of Registrant as Specified in its Charter)

British Virgin Islands	Not Applicable
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

c/o Zhejiang Xibolun Automation Project Technology Co., Ltd.

No. 587-A 15th Road, 3rd Av., Binhai Ind. Park
Economic & Technology Development Zone
Wenzhou, Zhejiang Province

People’s Republic of China 325000

+86-577-8689-5678

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered

Class A common shares, par value $0.001 per share	The NASDAQ Stock Market LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☐

Securities Act registration statement file number to which this form relates: 333-148611 (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act: None

 EXPLANATORY NOTE

On July 12, 2016, Hebron Technology Co., Ltd. (the “Registrant”) filed a registration statement on Form 8-A (the “Initial 8-A”) with the Securities and Exchange Commission (the “Commission”) in connection with its initial public offering and the listing of its common shares, par value $0.001 per share (the “Common Shares”), on The Nasdaq Capital Market.

On December 20, 2017, the Registrant held its 2017 Annual Meeting of Shareholders (the “Annual Meeting”). Among other matters, the Annual Meeting approved the proposal to amend and restate the Registrant’s Amended and Restated Memorandum and Articles of Association about the re-classification and re-designation of the Registrant’s Common Shares.

On March 7, 2018, the Registrant filed the Third Amended and Restated Memorandum of Association to the BVI Registrar of Corporate Affairs. Pursuant to the Third Amended and Restated Memorandum of Association, the Registrant’s authorized shares are re-classified and re-designated into 50,000,000 Common Shares of par value of US$0.001 each, of which 40,000,000 share are designated as Class A Common Shares of par value of US$0.001 each and 10,000,000 shares are designated as Class B Common Shares of par value of US$0.001 each. Each Class A Common Share is entitled to one vote and each Class B Common Share is entitled to five votes on all matters subject to vote at general meetings of the Registrant. Each Class B Common Share is convertible into one Class A Common Share at any time by the holder thereof. All Class B Common Shares will be automatically converted into the same number of Class A Common Shares as soon as the Class B shareholders in aggregate beneficially own less than 388,920 Class B Common Shares. Class A Common Shares are not convertible into Class B Common Shares under any circumstances. Other than the differences in the voting rights and conversion rights, the holders of our Class A and Class B Common Shares are entitled to the same economic benefits.

On March 19, 208, The Nasdaq Capital Market changed the Registrant’s class being listed from Common Shares to Class A Common Shares.

This Amendment No. 1 to Form 8-A amends and restates the Initial 8-A to reflect the creation of the dual class structure.

Item 1.	Description of Registrant’s Securities to be Registered.

The Registrant’s Class A Common Shares are listed on The Nasdaq Capital Market under the symbol “HEBT.”

A description of the Class A Common Shares registered hereunder is contained in the section entitled “Description of Share Capital” of the prospectus included in the Registrant’s Registration Statement on Form F-1, No. 333-208583, as filed with the Commission on December 16, 2015 and as amended on Form F-1/A on February 5, 2016, April 1, 2016, April 29, 2016, June 13, 2016 and November 3, 2016, and is subsequently updated by the section entitled “Description of Share Capital” of the prospectus included in the Registrant’s Registration Statement on Form F-3, No. 333-222995, as filed with the Commission on February 13, 2018. The sections containing these descriptions are incorporated herein by reference.

Item 2.	Exhibits.

The following exhibits are filed as a part of this registration statement:

Exhibit Number	Description of Exhibit

3.1.1	First Amended and Restated Articles of Association of Hebron Technology Co., Ltd. (incorporated by reference to the registrant’s registration statement on Form F-1, File no. 333-208583, filed on June 10, 2016)

3.1.2	Third Amended and Restated Memorandum of Association of Hebron Technology Co., Ltd. (incorporated herein by reference to Exhibit 3.1 to the current report on Form 6-K (SEC Accession No. 0001144204-18-013723), filed on March 9, 2018)

4.1	Registrant’s Specimen Class A Ordinary Share Certificate (incorporated herein by reference to Exhibit 2.1 to the annual report on Form 20-F (SEC Accession No. 0001144204-18-022485), filed on April 26, 2018)

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

HEBRON TECHNOLOGY CO., LTD.

By:	/s/ Anyuan Sun
Anyuan Sun
Chief Executive Officer

Dated: July 31, 2018